Exhibit 99.1

News Release

For Further Information:

David Caouette	Peter Rowe
425-580-8278	425-580-7667
david.caouette@attws.com	peter.rowe@attws.com

AT&T Wireless Pre-Announces First Quarter
Services Revenue and Subscriber Results

For Immediate Release: Tuesday, April 20, 2004

Redmond, WA — AT&T Wireless (NYSE: AWE) said today that it was releasing select first quarter metrics in consideration of earnings announcements scheduled for today from Cingular, and for later this week from Cingular’s parent companies, SBC and BellSouth. AT&T Wireless said the release of its first quarter services revenue and net subscriber additions will enable Cingular and its parent companies to better respond to questions about the pending merger as part of their regular earnings communications.

AT&T Wireless said first quarter services revenue was $3.746 billion, essentially flat with the $3.743 billion reported for the year-ago quarter. The company said services revenue benefited from higher data and roaming revenues and increased regulatory fees, which were offset by fourth quarter holiday offers, service credits associated with significant customer retention efforts and a decrease in monthly plan revenue from customers.

The company said its sales performance continued strong in the first quarter. Gross subscriber additions exceeded 2 million for the third consecutive quarter and sales were solid across AWE’s postpaid and pay-in-advance product lines. Net subscriber additions were a disappointing negative 367,000 for the quarter, a decrease from the 257,000 net adds reported for the year-ago quarter. AT&T Wireless said the negative net adds reflected customer deactivations driven by the first wave effects of local number portability, a higher number than usual of customers not under contract, and the residual impact of fourth quarter 2003 systems problems on customer care and indirect distribution.

The company noted that its performance in net customer additions improved in each successive month during the quarter. Most of the quarter’s negative net additions occurred in January, with net subscriber additions beginning to improve in February, and nearing breakeven in March.

AT&T Wireless said it was making good progress with aggressive improvement actions initiated in the fourth quarter of 2003 and earlier this year focused on GSM network quality, customer retention, and customer care. The company said it invested over $2.5 billion in network improvements in the past 12 months and reached expanded roaming agreements, which have doubled its GSM coverage area and significantly improved signal strength. In the first quarter, the company said it renewed more than 3.5 million customer contracts, double the number renewed in the same period in 2003. AT&T Wireless said it expanded the total number of representatives providing customer care, which led to significant improvements in customer service levels and response times.

As a result of these collective efforts, AT&T Wireless said it is seeing improving trends in its business. The company said it would issue its full first quarter earnings report on Friday, April 23, before the market opens and discuss results with investors.

AT&T Wireless executives will discuss the company’s first quarter earnings results on Friday, April 23 at 7 a.m. PDT / 10 a.m. EDT. To access the call, U.S. callers should dial 1-888-423-3271. International callers should dial 1-612-332-0335. Beginning at 10:30 a.m. PDT, a replay of the presentation will be available until midnight PDT, Friday, April 30. To access the replay, U.S. and international callers should dial 1-320-365-3844. The access code is 727634. The conference call will also be webcast on the AT&T Wireless Investor Relations website at www.attws.com/wirelessir.

On a separate matter, the company said that AT&T Wireless, SBC Communications Inc. and BellSouth Corp. have received requests from the U.S. Department of Justice (DOJ) for additional information and documentary material with respect to the acquisition of AT&T Wireless by Cingular Wireless, a joint venture between SBC and BellSouth. As a result, AT&T Wireless said the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has been extended until the 30th day after the date of compliance with the request by each of the companies, unless earlier terminated by the DOJ.

About AT&T Wireless

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.692 million subscribers as of March 31, 2004, and revenues of more than $16.8 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.

Forward Looking Statements

This press release contains “forward-looking statements’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings. For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its annual report on Form 10-K filed on March 5, 2004.

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